Free Writing Prospectus to Preliminary Pricing Supplement No. 9,047

Registration Statement Nos. 333-275587; 333-275587-01

Dated July 1, 2025; Filed pursuant to Rule 433

Morgan Stanley

SPUMP40 Buffered Jump Securities with Auto-Callable Feature due August 1, 2030

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlier:	S&P® U.S. Equity Momentum 40% VT 4% Decrement Index (SPUMP40)
Automatic early redemption:	Determination date:		Call threshold level:	Early redemption payment (per security):
	#1	July 29, 2026	90% of the initial level	$1,127.50 to $1,137.50
	#2	August 28, 2026		$1,138.125 to $1,148.958
	#3	September 28, 2026		$1,148.75 to $1,160.417
	#4	October 28, 2026		$1,159.375 to $1,171.875
	#5	November 30, 2026		$1,170.00 to $1,183.333
	#6	December 28, 2026		$1,180.625 to $1,194.792
	#7	January 28, 2027		$1,191.25 to $1,206.25
	#8	February 26, 2027		$1,201.875 to $1,217.708
	#9	March 29, 2027		$1,212.50 to $1,229.167
	#10	April 28, 2027		$1,223.125 to $1,240.625
	#11	May 28, 2027		$1,233.75 to $1,252.083
	#12	June 28, 2027		$1,244.375 to $1,263.542
	#13	July 28, 2027		$1,255.00 to $1,275.00
	#14	August 30, 2027		$1,265.625 to $1,286.458
	#15	September 28, 2027		$1,276.25 to $1,297.917
	#16	October 28, 2027		$1,286.875 to $1,309.375
	#17	November 29, 2027		$1,297.50 to $1,320.833
	#18	December 28, 2027		$1,308.125 to $1,332.292
	#19	January 28, 2028		$1,318.75 to $1,343.75
	#20	February 28, 2028		$1,329.375 to $1,355.208
	#21	March 28, 2028		$1,340.00 to $1,366.667
	#22	April 28, 2028		$1,350.625 to $1,378.125
	#23	May 30, 2028		$1,361.25 to $1,389.583
	#24	June 28, 2028		$1,371.875 to $1,401.042
	#25	July 28, 2028		$1,382.50 to $1,412.50
	#26	August 28, 2028		$1,393.125 to $1,423.958
	#27	September 28, 2028		$1,403.75 to $1,435.417
	#28	October 30, 2028		$1,414.375 to $1,446.875
	#29	November 28, 2028		$1,425.00 to $1,458.333
	#30	December 28, 2028		$1,435.625 to $1,469.792
	#31	January 29, 2029		$1,446.25 to $1,481.25
	#32	February 28, 2029		$1,456.875 to $1,492.708
	#33	March 28, 2029		$1,467.50 to $1,504.167
	#34	April 30, 2029		$1,478.125 to $1,515.625
	#35	May 29, 2029		$1,488.75 to $1,527.083
	#36	June 28, 2029		$1,499.375 to $1,538.542
	#37	July 30, 2029		$1,510.00 to $1,550.00
	#38	August 28, 2029		$1,520.625 to $1,561.458
	#39	September 28, 2029		$1,531.25 to $1,572.917
	#40	October 29, 2029		$1,541.875 to $1,584.375
	#41	November 28, 2029		$1,552.50 to $1,595.833
	#42	December 28, 2029		$1,563.125 to $1,607.292
	#43	January 28, 2030		$1,573.75 to $1,618.75
	#44	February 28, 2030		$1,584.375 to $1,630.208
	#45	March 28, 2030		$1,595.00 to $1,641.667

	#46	April 29, 2030	$1,605.625 to $1,653.125
	#47	May 28, 2030	$1,616.25 to $1,664.583
	#48	June 28, 2030	$1,626.875 to $1,676.042
Buffer amount:	15% (85% maximum loss)[1]
Pricing date:	July 28, 2025
Final determination date:	July 29, 2030
Maturity date:	August 1, 2030
CUSIP:	61778NAR2
Estimated value:	$903.00 per security, or within $53.00 of that estimate
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/895421/000183988225036096/ms9047_424b2-19755.htm

1All payments are subject to our credit risk

Hypothetical Examples

Automatic Early Redemption[1]
Determination Date	% Change in Closing Level of the Underlier	Early Redemption Payment (per Security)
#1	-20%	--
#2	+20%	$1,138.125*
The securities are automatically redeemed on the second early redemption date. Investors will receive a payment of $1,138.125 per security on the related early redemption date.
Hypothetical Payment at Maturity[1] (if the securities have not been automatically redeemed prior to maturity)
% Change in Closing Level of the Underlier	Payment at Maturity (per Security)
+100.00%	$1,637.50*
+80.00%	$1,637.50*
+60.00%	$1,637.50*
+40.00%	$1,637.50*
+20.00%	$1,637.50*
0.00%	$1,637.50*
-10.00%	$1,637.50*
-12.50%	$1,000.00
-15.00%	$1,000.00
-16.00%	$990.00
-20.00%	$950.00
-40.00%	$750.00
-60.00%	$550.00
-80.00%	$350.00
-100.00%	$150.00
*Assumes a call return of approximately 12.75% per annum

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlier(s)

For more information about the underlier(s), including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Securities

●The securities provide for only the minimum payment at maturity and do not pay interest.

●The appreciation potential of the securities is limited by the fixed early redemption payment or payment at maturity specified for each determination date.

●The securities are subject to early redemption risk.

●The market price of the securities may be influenced by many unpredictable factors.

●The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

●The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The securities will not be listed on any securities exchange and secondary trading may be limited.

●As discussed in more detail in the accompanying product supplement, investing in the securities is not equivalent to investing in the underlier(s).

●The U.S. federal income tax consequences of an investment in the securities are uncertain.

Risks Relating to the Underlier(s)

●Because your return on the securities will depend upon the performance of the underlier, the securities are subject to the following risks, as discussed in more detail in the accompanying index supplement. The accompanying index supplement refers to the underlier as the “Index.”

oNo assurance can be given that the investment strategy used to construct the Index will achieve its intended results or that the Index will be successful or will outperform any alternative index or strategy that might reference the Index Components.

oThe decrement of 4% per annum will adversely affect the performance of the Index in all cases, whether the Index appreciates or depreciates.

oThe Index is subject to risks associated with the use of significant leverage.

oThe Index may not be fully invested.

oThe Index was established on March 14, 2022 and therefore has very limited operating history.

oAs the Index is new and has very limited historical performance, any investment in the Index may involve greater risk than an investment in an index with longer actual historical performance and a proven track record.

oHigher future prices of the futures contract to which the Index is linked relative to its current prices may adversely affect the value of the Index and the value of instruments linked to the Index.

oSuspensions or disruptions of market trading in futures markets could adversely affect the price of instruments linked to the Index.

oLegal and regulatory changes could adversely affect the return on and value of your securities.

oThe E-mini Russell 2000 futures contracts are one of the Index Components and are subject to risks associated with small-capitalization companies.

oAdjustments to the Index could adversely affect the value of instruments linked to the Index.

Risks Relating to Conflicts of Interest

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Additional Information About the Securities–United States federal income tax considerations” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax adviser.